UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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CYPRESS SEMICONDUCTOR CORPORATION
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CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENT NO. 2 DATED MAY 30, 2017 TO THE
PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board”) of Cypress Semiconductor Corporation (sometimes referred to as “we,” “us,” “our,” the “Company” or “Cypress”) is providing this proxy statement supplement and the enclosed WHITE proxy card in connection with the solicitation of your vote at the 2017 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on June 8, 2017, at 10:00 a.m. Pacific Daylight Time at our principal executive offices located at 198 Champion Court, San Jose, California 95134.

The Company has received notice from T.J. Rodgers, our former Chief Executive Officer and Director, that he is nominating two individuals, J. Daniel McCranie and Camillo Martino (the “Rodgers Nominees”) for election to the Board at the Annual Meeting and soliciting proxies from Cypress stockholders in support of the Rodgers Nominees.

The Rodgers Nominees are not endorsed by our Board. We urge stockholders NOT to vote any gold proxy card or voting instruction form that you may receive from or on behalf of Mr. Rodgers. We are not responsible for the accuracy of any information provided by or relating to Mr. Rodgers contained in any proxy solicitation materials filed or disseminated by or on behalf of Mr. Rodgers or any other statements that Mr. Rodgers may otherwise make. Mr. Rodgers chooses which stockholders receive his proxy solicitation materials.

Our Board of Directors urges you to vote “FOR” all of our nominees for director: W. Steve Albrecht, Eric A. Benhamou, H. Raymond Bingham, Hassane El-Khoury, Oh Chul Kwon, Wilbert van den Hoek and Michael S. Wishart.

On or about April 19, 2017, the Company mailed its definitive proxy statement (the “Proxy Statement”) for the Annual Meeting to stockholders of record as of April 18, 2017. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Proxy Statement.  The Company mailed a supplement (“Supplement No. 1”) to the Proxy Statement to its stockholders on or about May 17, 2017 to address certain misleading assertions made by Mr. Rodgers regarding topics discussed in the Proxy Statement.

Despite the Company’s attempts to lay out a clear, factual foundation for our stockholders, Mr. Rodgers continues his attempt to mislead our stockholders and obfuscate the record in order to prevent the Annual Meeting from taking place.  As we have said before, and continues to be the case:

•                  Cypress was never interested in acquiring Lattice.  In fact, Cypress turned down a transaction with Lattice twice in 2016, including once when Mr. Rodgers was still CEO.

•                  Canyon Bridge is not a competitor of Cypress.  Canyon Bridge is a private equity fund; Cypress is a semiconductor company.  A conflict of interest does not exist simply because Canyon Bridge and Cypress may, at some point, acquire companies in the same industry.

•                  If conflicts should arise for any member of the Board, Cypress has rigorous policies to address them.  The Board has proven that it will enforce governance standards by taking the most difficult step that a Board can take — replacing an underperforming and abusive CEO.  To presume that the Board would not address conflicts of interest should they arise in the future is unfounded and misguided.

•                  Mr. Bingham’s compensation was unanimously approved by the entire Board, including Mr. Rodgers, with input from independent compensation consultants.

•                  It is expected that Mr. Bingham will transition out of the Executive Chairman role by the end of the calendar year.

Notwithstanding Mr. Rodgers’ attempts to confuse and mislead, these are facts.  Furthermore, Mr. Rodgers professes to support senior management, but Cypress senior management does not support him or the actions that he proposes.  Voting to replace the Executive Chairman and Lead Independent Director, who have led the Board through this difficult but productive year, with Mr. Rodgers’ handpicked representatives would be viewed for the step backwards that it truly is and be destabilizing for our management and employees at precisely the time that the Company is moving forward and performing well.

This proxy supplement does not set forth any new, material disclosure that is relevant to how stockholders should vote in this election— it simply provides additional detail as to the chronology of events to date, all of which is entirely consistent with what Cypress has already disclosed.  Unless the context otherwise requires, references to “Canyon Bridge” in this proxy supplement refer to Canyon Bridge Capital Partners, LLC and its affiliates.

In August 2016, Mr. Bingham first met with Benjamin Bin Chow, the Managing Partner of Canyon Bridge, in connection with Mr. Bingham potentially serving in an advisory role for a private equity fund that would become Canyon Bridge.  Also in August 2016, during the early stages of Mr. Bingham’s discussions with Canyon Bridge, Mr. Chow informed Mr. Bingham regarding a “rumor flying around in China about possible M&A plays surrounding the company.”  Mr. Bingham said, “Nothing happening here.”

When Canyon Bridge initially filed its Form ADVs (a form used by investment advisers) with the Securities and Exchange Commission (the “SEC”) in February 2017, they identified Mr. Bingham as a “control person” of Canyon Bridge Capital Partners, LLC as of August 2016, and Canyon Bridge Management Corp. as of September 2016, although Mr. Bingham had not officially joined either entity or received any securities therein as of those dates.  Canyon Bridge amended its Form ADVs on May 22, 2017 to clarify that Mr. Bingham became a “control person” of both Canyon Bridge Capital Partners, LLC and Canyon Bridge Management Corp. in December 2016.  Canyon Bridge Capital Partners, LLC’s amended Form ADVs note that the agreement establishing Canyon Bridge Capital Partners LLC “was signed on, and dated as of, December 23, 2016, … [and] … states that it was effective as of October 18, 2016.”

On September 15, 2016, Mr. Chow informed Mr. Bingham that Canyon Bridge had received an initial $1.5 billion funding commitment, and that Canyon Bridge was actively in negotiations with a potential target in the United States.  Mr. Chow did not reveal the identity of Canyon Bridge’s target to Mr. Bingham at this time.

By September 29, 2016, Mr. Chow and Mr. Bingham discussed the details of their prospective partnership.  On October 9, 2016, Mr. Bingham met with Mr. Chow, and the two other prospective principals of Canyon Bridge, John Kao and Peter Kuo, to discuss each individual potential partner’s respective equity interest in Canyon Bridge.  Later in October, Mr. Chow and Mr. Bingham reached an informal, preliminary understanding that Mr. Bingham would join Canyon Bridge as a partner.  The Company understands that the primary limited partner of the investment fund that Canyon Bridge manages is a wholly owned subsidiary of China Venture Capital Fund Corporation Limited, a large Chinese investment fund, whose limited partners (including China Reform Holdings Corporation Ltd.) are state-owned enterprises that are ultimately owned by the People’s Republic of China.  Mr. Chow is a previous Managing Director of China Reform Fund Management Co Ltd., an affiliate of China Reform Holdings Corporation Ltd.

Mr. Chow first revealed to Mr. Bingham that Canyon Bridge’s acquisition target was Lattice Semiconductor Corporation (“Lattice”) in mid-October 2016.  As disclosed in the Proxy Statement, Cypress had already passed on acquiring Lattice twice at this point, once in February 2016, and again in September 2016.

On October 12, 2016, Mr. Chow created “the Canyon Bridge partners group” chat group on an instant messaging platform consisting of Messrs. Chow, Bingham, Kao and Kuo, which these individuals used to communicate with each other.

On October 14, 2016, Mr. Bingham received a Canyon Bridge email address to facilitate communications among the individuals who intended to become the partners of Canyon Bridge.

On October 18, 2016, Canyon Bridge’s primary limited partner made its initial capital contribution to Canyon Bridge.  While Canyon Bridge would in November 2016 discuss potentially accruing prorated 2016 salary for Mr. Bingham starting from this date, Mr. Bingham was not an employee until January 2017, and instead, as disclosed in Supplement No. 1, Mr. Bingham received a $1.2 million signing bonus from Canyon Bridge Management Corp. after executing paperwork formally joining Canyon Bridge in December 2016.  Mr. Bingham received no other compensation from Canyon Bridge for 2016.

On or about October 20, 2016, Mr. Bingham approached the Company’s outside counsel to inquire as to whether there was a need to inform the Company’s Board regarding the potential that he may join Canyon Bridge.  Based on this discussion, Mr. Bingham concluded there was no need to do so at that time.  Mr. Bingham first informed the Board about his discussion with the Company’s outside counsel and his role at Canyon Bridge at the Board’s regularly scheduled meeting on November 4, 2016.

On October 21, 2016, Mr. Chow emailed Mr. Bingham Canyon Bridge’s investment memorandum and the investment banking materials prepared by Lazard Ltd. regarding the Lattice acquisition so that Mr. Bingham could “get up to speed.”  On October 24, 2016, Mr. Chow solicited input on the retention payments Canyon Bridge would pay to the Chief Executive Officer of Lattice.  On October 26, 2016, Mr. Bingham replied to Mr. Chow that he had reviewed the Lazard materials, but “without a more complete understanding of the economics of the deal and how [Canyon Bridge wanted] to incent the CEO  it [would] be difficult for [him] to add much.”  Mr. Bingham added: “In general I believe it’s critical in a buyout to retain and incent the CEO so you have continuity.”  Mr. Bingham was not involved in sourcing, negotiating or performing due diligence on the Lattice transaction.

On November 1, 2016, Mr. Kao sent Messrs. Chow and Kuo a draft term sheet listing Mr. Bingham as one of the four “Founding Partners” of Canyon Bridge.  The draft term sheet identifies his ownership stake at 20% and his annual salary at $2 million ($1 million while part time).  The draft term sheet outlined only certain of the important issues that eventually were contained in the general partners’ agreement, noted several open issues and was never executed.

Also on November 1, 2016, Mr. Bingham participated in a conference call during which the content and timing of the Lattice / Canyon Bridge press release were discussed, which would be issued promptly after the signing of the transaction.

On November 2, 2016, Canyon Bridge launched its website.  Mr. Bingham’s name appeared on the website.

Also on November 2, 2016, Mr. Chow emailed Canyon Bridge’s public relations firm, Ogilvy & Mather (“Ogilvy”), regarding the Lattice / Canyon Bridge press release, stating: “My partner Ray Bingham will be making the quotation in the PR statement.  His title is Founding Partner.  In addition, he will be the investor contact.  He has provided the address and phone number during yesterday’s call.”  Mr. Chow also requested that Ogilvy include Mr. Bingham on emails.

Also on November 2, 2016, Mr. Bingham began setting up telephone calls with recruiters so that he could determine the likely salaries needed to recruit U.S.-based investment professionals to Canyon Bridge in connection with his preparation of a Canyon Bridge operating budget.

On November 3, 2016, Canyon Bridge issued a press release in connection with its pending acquisition of Lattice, which listed Mr. Bingham as a “Founding Partner” of Canyon Bridge.  Mr. Bingham reviewed and approved the quotation attributed to him and his identification as a “Founding Partner” of Canyon Bridge before the press release was issued.  Cypress first learned of Mr. Bingham’s status as a “Founding Partner” of Canyon Bridge through this press release.  Additional disclosures by Lattice on November 3, 2016 identified Mr. Bingham as a “principal” and “co-founder and general partner of Canyon Bridge Capital Partners,” and disclosures by Lattice on November 21, 2016 identified Mr. Bingham as a “co-founder” of Canyon Bridge, although Mr. Bingham had not officially joined Canyon Bridge at this time.  The Lattice Schedule 14A filed with the SEC on January 27, 2017 in connection with its special meeting of stockholders to vote on the proposed transaction with Canyon Bridge also referred to Mr. Bingham as a “co-founder” of Canyon Bridge.

Also on November 3, 2016, Mr. Bingham’s assistant requested a meeting between Mr. Bingham and bankers at Wells Fargo.  Mr. Chow had previously introduced Mr. Bingham to Wells Fargo as one of his “partners to be.”  Mr. Bingham’s assistant gave the Wells Fargo employee “the email information for the Canyon Bridge partners,” listing the Canyon Bridge email addresses for Messrs. Bingham, Chow, Kao and Kuo.  In response, the Wells Fargo employee requested more information from Mr. Bingham, and referred to him as “one of the General Partners.”  Mr. Bingham was not a partner of Canyon Bridge at this point in time, as he had not executed documents formally joining Canyon Bridge, finalized the terms of the partnership agreement, or received any equity interests therein.  In fact, the only general partner of the private investment fund Canyon Bridge Fund I, LP (the “Fund”) is Canyon Bridge Capital Partners, LLC and only Mr. Chow had authority to enter into agreements on Canyon Bridge’s behalf before December 2016, although Mr. Chow granted Mr. Bingham and others signature authority to sign checks from the Canyon Bridge account at Wells Fargo before that date.

On November 4, 2016, as disclosed in the Proxy Statement and in Supplement No. 1, the Board held a regularly scheduled meeting, during which the Board assessed Mr. Bingham’s role as Cypress’ Executive Chairman and his affiliation with Canyon Bridge to ensure there was no conflict of interest.  Mr. Bingham informed the Board that he was contemplating joining Canyon Bridge as a minority partner, and that his contemplated future role at Canyon Bridge would be part time.  Mr. Bingham also informed the Board that Canyon Bridge had announced the execution of an agreement to acquire Lattice.  Mr. Bingham noted that he had not been involved in sourcing or negotiating that transaction.  The Board determined that Mr. Bingham should continue in his role as Executive Chairman of Cypress and that the Board would continue to monitor the need for that role at Cypress.  The Board concluded, based on the information available to it on November 4, 2016, that Mr. Bingham’s dual fiduciary role would not present an inherent conflict of interest, but that there could arise circumstances in which both Canyon Bridge and Cypress would pursue the same acquisition targets, and that Cypress would need to monitor the relationship very closely.

Also on November 4, 2016, an investment bank, at the investment bank’s request, presented to the Cypress Board regarding the continuing consolidation in the semiconductor industry and listed a number of companies that Cypress may want to acquire.  The presentation also speculated that Canyon Bridge might be one of 30 companies that could have an interest in Cypress.

Also on November 4, 2016, Mr. Bingham told Cypress Lead Independent Director Eric Benhamou that he had been approached to be an advisor to Canyon Bridge but had not yet joined.

On November 7, 2016, Director Wilbert van den Hoek exchanged emails with Mr. Benhamou regarding Mr. Bingham’s role at Canyon Bridge.  Mr. Benhamou recounted to Mr. van den Hoek his discussion with Mr. Bingham, and, referring to the need for the Board to carefully monitor any potential future conflicts going forward, told Mr. van den Hoek that “we will still need to manage this relationship very carefully because there is bound to be some overlaps.  This is ripe for conflicts [of] interest…”  Accordingly, at the next Board meeting, on December 19, 2016, the Board supplemented its Code of Business Conduct and Ethics (the “Code”) with a conflict of interest protocol to further address potential conflicts of interests of directors.

On November 9, 2016, Mr. Chow emailed Messrs. Kao, Bingham and Kuo a spreadsheet titled “Partner Salary and Distribution” suggesting a start date for prorated 2016 salary accrual for each individual of October 18, 2016, the date that Canyon Bridge’s primary limited partner made its first capital contribution.  Mr. Bingham responded to Mr. Chow’s email agreeing with the October 18, 2016 start date.  However, the compensation contemplated by the spreadsheet was not implemented because Mr. Bingham did not become a Canyon Bridge employee until January 2017.  Mr. Bingham was not paid any salary for 2016.  As disclosed above and in Supplement No. 1, Mr. Bingham’s only compensation from Canyon Bridge in

2016 was a $1.2 million signing bonus, which he received in December 2016 after executing documents joining Canyon Bridge.

On November 13, 2016, Mr. Bingham received Lattice’s Strategic Long Range Plan from Canyon Bridge.

On November 14, 2016, a Wells Fargo employee emailed Mr. Bingham’s assistant informing her that Wells Fargo had some documents for Mr. Chow to sign, and inquiring whether Mr. Bingham would be one of the signers on the Borrowing Certificate, Security Agreement and Corporate Resolution for the credit cards.  Mr. Bingham’s assistant forwarded this email to Mr. Bingham, who forwarded it to Mr. Chow.  Although Mr. Chow confirmed that Mr. Bingham could sign all of these documents, only Mr. Chow executed documents on behalf of Canyon Bridge prior to December 2016.

On November 15, 2016, Mr. Bingham messaged Mr. Chow and the other prospective Canyon Bridge principals regarding potential acquisition opportunities in the semiconductor space.

On November 22, 2016, the Canyon Bridge Wells Fargo Commercial Card Agreement listed Mr. Chow as Chief Executive Officer and Chief Financial Officer of Canyon Bridge and Mr. Bingham as “General Partner.”  The only general partner of the Fund is Canyon Bridge Capital Partners, LLC.  This agreement also identified Mr. Bingham as the “Program Administrator designated to receive billing statements.”

Also on November 22, 2016, Mr. Bingham informed Canyon Bridge that he would be visiting certain companies in China and Japan on behalf of Cypress.  During his trip, Mr. Bingham talked with Cypress employees, met with Cypress customers, visited semiconductor companies of potential interest to Cypress and met with private equity investors.  Before his trip, Mr. Bingham asked his colleagues at Canyon Bridge for their advice and opinions of the various companies and investors he would be meeting with that would be helpful to Cypress in that context.  Mr. Bingham never discussed the substance of any of those Cypress-related meetings with Mr. Chow.  Mr. Chow told Mr. Bingham that he would have Canyon Bridge business cards printed for Mr. Bingham before his business trip.  After the conclusion of his Cypress trip, Mr. Bingham remained in Asia and met with Canyon Bridge principals.

On November 29, 2016, Mr. Bingham’s assistant emailed Mr. Bingham asking him to confirm the tax identification numbers for Canyon Bridge Management Corp. and Canyon Bridge Capital Partners, LLC.  Her email also attached three Wells Fargo documents that she had faxed to Mr. Bingham’s hotel with instructions, and asked Mr. Bingham or Mr. Chow to review, fill out and sign them.

On December 9, 2016, Mr. Rodgers wrote a private letter to the Board demanding that the Board “take decisive action promptly” to address Mr. Bingham’s alleged conflicts of interest and detailing the provisions of the Code potentially implicated by Mr. Bingham’s relationships with Cypress and Canyon Bridge.

On December 19, 2016, the Board adopted a protocol to supplement the Code and further address conflict of interest situations involving directors.  Among other things, the protocol provides that if there are specific and significant discussions between the Company and a potential target, or if the relationship between the Company and the potential target is a topic for discussion by the Board, then the Board would perform a conflict of interest check.  In the event a conflict is determined to exist, the conflicted director is required to recuse himself/herself from both conflict situations (i.e., with both the Company and the potential target, including with any third party that the director is affiliated with that has an interest in or with the potential target).  Accordingly, the Board believes that its adherence to the Code and the protocol, along with its continued exercise of its fiduciary duties, adequately and effectively protects against potential conflict of interest situations.  The Board continues to review and discuss the sufficiency and adequacy of its conflict of interest policies and procedures to ensure that it can adequately and effectively protect against potential conflict of interest situations.

On December 23, 2016, Mr. Bingham and the other Canyon Bridge principals executed the Limited Liability Company Agreement of Canyon Bridge Capital Partners, LLC.  The Agreement states that it is “desired effective” as of October 18, 2016.

On January 23, 2017, Mr. Benhamou and Cypress’ outside counsel called Mr. Chow and Canyon Bridge’s counsel to determine when Mr. Bingham had become involved with Canyon Bridge and what his role in the Lattice acquisition was.  Mr. Bingham arranged the call and informed Canyon Bridge that he expected the call to cover generally Mr. Bingham’s relationship with Canyon Bridge and his involvement in the Lattice transaction.  During this call, Mr. Chow confirmed that Mr. Bingham had not been involved in sourcing, negotiating or performing due diligence on the Lattice transaction.

On February 16, 2017, Canyon Bridge sent the following statement to Reuters: “Mr. Ray Bingham was recruited to join Canyon Bridge Capital Partners by Founding Partner Benjamin Chow because of Mr. Bingham’s deep semiconductor experience and his leading role as an investor in numerous technology funds.  The partners had reached an understanding in October 2016 about how they would work together, and have been working together on that basis since.  All public announcements and regulatory filings made by Canyon Bridge regarding the Canyon Bridge and Lattice transaction were reviewed and approved at the relevant time by all named parties and individuals, and Canyon Bridge stands by all such statements.”

For the first few months of 2017, Canyon Bridge paid Mr. Bingham’s executive assistant at Cypress for the work she did on a part-time basis for Canyon Bridge.  Cypress management asked Mr. Bingham and Canyon Bridge to discontinue this practice, which they did.

The Board believed at the time and continues to believe that Canyon Bridge is not a competitor of the Company.  Canyon Bridge is a private equity fund, not a semiconductor company.  There is no structural conflict of interest as a result of Canyon Bridge being a private equity fund that may acquire companies in the semiconductor space (among other areas), and Cypress being a semiconductor company that also may, at some point, acquire companies in the same space.  If and to the extent any potential future conflicts arise relating to Mr. Bingham’s role at Canyon Bridge, or relating to Canyon Bridge’s ownership of Lattice, if completed, the Board believes that its adherence to the Code and its conflict of interest protocol, as well as its continued exercise of its fiduciary duties can adequately address such conflicts.

Your current Board and management team remain focused on driving the much-needed turnaround at Cypress. By executing our Cypress 3.0 strategy, we are creating value for our Company, customers and stockholders. The business momentum and results since the Board forced Mr. Rodgers to resign and implemented the new executive structure clearly demonstrate that the strategy is working and that Cypress is on the right path.  Don’t let a disgruntled former CEO with a personal vendetta regain influence over the Company.

KEEP CYPRESS MOVING FORWARD
VOTE THE WHITE CARD TODAY

Your vote is extremely important regardless of the number of shares you hold.  The Cypress Board strongly urges you to execute and return the enclosed WHITE proxy card to vote “FOR” each of Cypress’ nominees today by telephone, by internet, or by signing and dating the WHITE proxy card at your earliest convenience.

If you have any questions, or need assistance voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Telephone: (212) 297-0720
Toll-Free: (877) 285-5990
Email: cyinfo@okapipartners.com

Forward-Looking Statements

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this supplement. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

CYPRESS SEMICONDUCTOR CORPORATION PROXY FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of the 2017 Annual Meeting of Stockholders and Proxy Statement, each dated April 19, 2017 and hereby appoints Thad Trent and Pamela Tondreau, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2017 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on June 8, 2017, at 10:00 a.m., Pacific Daylight Time, at its offices located at 198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES IDENTIFIED HEREIN, FOR PROPOSALS 2, 3 AND 5, AND FOR “1 YEAR” ON PROPOSAL 4, AND AS THE DESIGNATED ATTORNEYS-IN-FACT DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Proxy Statement and Stockholder Letter are available at: www.okapivote.com/cypress

Please mark vote in blue or black ink as in this example  THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES LISTED. 1. Election of Directors FOR ALL NOMINEES LISTED WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT Nominees: (1) W. Steve Albrecht(2) Eric A. Benhamou(3) H. Raymond Bingham(4) Hassane El-Khoury(5) Oh Chul Kwon (6) Wilbert van den Hoek (7) Michael Wishart Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number(s) of the nominee(s) on the line above. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 2. 2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2017. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 3. 3. Annual advisory vote to approve the compensation of our named executive officers. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR “1 YEAR” ON PROPOSAL 4. 4. Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers. 1 YEAR 2 YEARS 3 YEARS ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 5. 5. Amendment and restatement of the 2013 Stock Plan to approve (i) adding additional shares to the plan, and (ii) certain administrative and clerical changes to the plan.  FOR AGAINST ABSTAIN Date: , 2017 Signature Signature (if held jointly) Please sign exactly as your name appears below. When shares are held by joint tenants, both tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If you are a corporation, please sign in the corporation's name by the president or other authorized officer. If you are a partnership, please sign in the partnership's name by an authorized person. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 7, 2017. Vote by Internet • Log on to the Internet and go to www.okapivote.com/cy • Follow the steps outlined on the secured website. Vote by telephone • At NO CHARGE to you, call toll free (888) 959-0480 within the USA, US territories & Canada any time on a touch tone telephone.